 Exhibit 99.1

Investor Relations:

Joseph D. Gangemi

SVP & CFO

(610) 695-3676

Investor Contact:

Ronald Morales

(610) 695-3646

Media Contact:

Bronwyn Pait, Marketing

(610) 695-3630

Malvern Bancorp, Inc. Reports First Fiscal Quarter Earnings; Momentum Carries Malvern to net profit of $1.2 million, or $0.18 per Share

Earnings Driven by Loan Growth and Higher Net Interest Income

PAOLI, PA., January 25, 2017 — Malvern Bancorp, Inc. (NASDAQ: MLVF) (the "Company"), parent company of Malvern Federal Savings Bank (“Malvern” or the “Bank”), today reported operating results for the first fiscal quarter ended December 31, 2016. Net income amounted to $1.2 million, or $0.18 per fully diluted common share, for the quarter ended December 31, 2016, a decrease of $174,000, or 13.0 percent, as compared with net income of $1.3 million, or $0.21 per common share, for the quarter ended December 31, 2015. Results for the quarter ended December 31, 2015 were favorably impacted by the tax position of the Company prior to the full recognition of the Bank’s deferred tax asset as of September 30, 2016. On a fully taxable basis, net income for the quarter ended December 31, 2015 would have been $1.1 million, and earnings per share for the quarter ended December 31, 2015 would have been $0.17.

“Thanks to the consistent effort of our talented management team across the organization, the Company produced another quarter of profitability driven by asset deployment of new loans,” commented President & CEO, Anthony C Weagley. “The Bank is creating value from the benefits resulting from all the hard work from the past,” he added. “We’re improving in nearly every measure of profitability and asset quality. We have tremendous momentum.”

Joe Gangemi, Chief Financial Officer of Malvern Bancorp, Inc. added, "In addition to our focus on revenue growth, the Company remains committed to the disciplined management of operating expenses, continued resolution of legacy special assets, prudent underwriting of new loans, and conservative asset liability management. We remain well capitalized and are eager to grow customer relationships throughout our markets."

Highlights for the quarter include:

•	Return on average assets (“ROAA”) was 0.56 percent for the three months ended December 31, 2016, compared to 0.79 percent for the three months ended December 31, 2015, and return on average equity (“ROAE”) was 4.92 percent for the three months ended December 31, 2016, compared with 6.55 percent for the three months ended December 31, 2015.

•	The Company originated $133.2 million in new loans in the first quarter of fiscal 2017, which was offset in part by $37.9 million in participations, payoffs, prepayments and maturities from its portfolio, resulting in net portfolio growth of $95.3 million; new loan originations consisted of $8.1 million in residential mortgage loans, $111.6 million in commercial loans, $11.3 million in construction and development loans and $2.3 million in consumer loans.

•	Non-performing assets (“NPAs”) were at 0.22 percent of total assets at December 31, 2016, compared to 0.27 percent at December 31, 2015 and 0.28 percent at September 30, 2016. The allowance for loan losses as a percentage of total non-performing loans was 316.1 percent at December 31, 2016, compared to 575.6 percent at December 31, 2015 and 234.9 percent at September 30, 2016.

•	The Company’s ratio of shareholders’ equity to total assets was 10.89 percent at December 31, 2016, compared to 11.37 percent at December 31, 2015, and 11.52 percent at September 30, 2016.

•	Book value per common share amounted to $14.59 at December 31, 2016, compared to $12.60 at December 31, 2015 and $14.42 at September 30, 2016.

•	The efficiency ratio, a non-GAAP measure, was 61.6 percent for the first quarter of fiscal 2017 on an annualized basis, compared to 71.3 percent in the first quarter of fiscal 2016 and 67.7 percent in the fourth quarter of fiscal 2016.

•	The Company’s balance sheet reflected total asset growth of $57.7 million at December 31, 2016, compared to September 30, 2016, coupled with stable asset quality, and capital levels that exceeded regulatory standards for a well-capitalized institution.

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Return on average assets	0.56%	3.90%	0.81%	0.68%	0.79%
Return on average equity	4.92%	35.10%	7.41%	6.03%	6.55%
Net interest margin (tax equivalent basis) (1)	2.64%	2.65%	2.56%	2.65%	2.72%
Loans / deposits ratio	102.29%	96.07%	96.39%	94.53%	86.90%
Shareholders’ equity / total assets	10.89%	11.52%	10.88%	11.09%	11.37%
Efficiency ratio (1)	61.6%	67.7%	64.0%	66.2%	71.3%
Book value per common share	$14.59	$14.42	$13.21	$12.91	$12.60

_____________

(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

For the three months ended December 31, 2016, total interest income on a fully tax-equivalent basis increased $1.4 million, or 24.3 percent, to $7.2 million, compared to the three months ended December 31, 2015. Interest income rose in the quarter ended December 31, 2016, compared to the comparable period in fiscal 2016, primarily due to a $191.8 million increase in the average balance of our loans. Total interest expense increased by $390,000, or 26.4 percent, to $1.9 million, for the three months ended December 31, 2016, compared to the same period in fiscal 2016.

Net interest income on a fully tax-equivalent basis was $5.3 million for the three months ended December 31, 2016, increasing $1.0 million, or 23.6 percent, from $4.3 million for the comparable three month period in fiscal 2016. The change for the three months ended December 31, 2016 primarily was the result of an increase in the average balance of interest earning assets, which increased $171.8 million. The net interest spread on an annualized tax-equivalent basis was at 2.50 percent and 2.61 percent for the three months ended December 31, 2016 and 2015, respectively. For the quarter ended December 31, 2016, the Company’s net interest margin on a tax-equivalent basis decreased to 2.64 percent as compared to 2.72 percent for the same three month period in fiscal 2016.

“Liquidity and growth in deposits continued with total cash available for funding amounting to $63.3 million at period end. We continued to carry excess funding to meet forward asset deployment. This continues to have a dampening effect on margin and may continue in the coming quarters,” commented Mr. Weagley.

The 26.4 percent increase in interest expense for the first quarter of fiscal 2017 as compared to the first quarter of fiscal 2016 primarily reflected higher volumes of borrowings which are part of the hedging activity strategies executed to mitigate interest rate risk. The average cost of funds was 1.07 percent for the quarter ended December 31, 2016 compared to 1.05 percent for the same three month period in fiscal 2016 and, on a linked sequential quarter basis, decreased one basis point compared to the fourth quarter of fiscal 2016.

Earnings Summary for the Period Ended December 31, 2016

The following table presents condensed consolidated statements of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)
For the quarter ended:	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Net interest income	$5,239	$5,021	$4,780	$4,500	$4,211
Provision for loan losses	660	100	472	375	—
Net interest income after provision for loan losses	4,579	4,921	4,308	4,125	4,211
Other income	453	615	659	501	558
Other expense	3,570	3,759	3,378	3,360	3,425
Income before income tax expense (benefit)	1,462	1,777	1,589	1,266	1,344
Income tax expense (benefit)	292	(5,966)	-	-	-
Net income	$1,170	$7,743	$1,589	$1,266	$1,344
Earnings per common share:
Basic	$0.18	$1.21	$0.25	$0.20	$0.21
Diluted	$0.18	$1.21	$0.25	$0.20	n/a
Weighted average common shares outstanding:
Basic	6,418,583	6,415,049	6,411,766	6,408,167	6,402,332
Diluted	6,419,012	6,415,207	6,411,804	6,408,167	n/a

Other Income

Other income decreased $105,000, or 18.8 percent, for the first quarter of fiscal 2017 compared with the same period in fiscal 2016. The decrease was primarily as a result of a $131,000 decrease in net gains on sales of investment securities and a decrease in earnings on bank-owned insurance of $2,000. The decrease was partially offset by an increase in service charges and other fees of $12,000, an increase of $5,000 in rental income and an increase of $11,000 in net gain on sale of loans. Excluding net securities gains and losses, a non-GAAP measure, the Company would have recorded other income of $453,000 for the three months ended December 31, 2016 compared to $427,000 for the three months ended December 31, 2015, an increase of $26,000, or 6.1 percent.

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Service charges on deposit accounts	$223	$258	$227	$227	$211
Rental income – other	55	56	55	50	50
Net gains on sales of investments, net	—	144	229	61	131
Gain on disposal of fixed assets, net	—	1	—	—	—
Gain on sale of loans, net	45	26	20	36	34
Bank-owned life insurance	130	130	128	127	132
Total other income	$453	$615	$659	$501	$558

Other Expense

Total other expense for the three months ended December 31, 2016, increased $145,000, or 4.2 percent, when compared to the quarter ended December 31, 2015. The increase primarily reflected increases in salaries and employee benefits of $213,000, a $71,000 increase in occupancy expense, a $21,000 increase in advertising expense, a $5,000 increase in data processing expense, and a $29,000 increase in other operating expense. The increases in salary and benefits were attributed to increases in our workforce. These increases for the quarter were partially offset by decreases of $196,000 in the federal deposit insurance premium due to the new regulatory calculation.

The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Salaries and employee benefits	$1,712	$1,669	$1,600	$1,522	$1,499
Occupancy expense	494	472	469	456	423
Federal deposit insurance premium	4	107	40	232	200
Advertising	51	50	26	25	30
Data processing	302	283	278	270	297
Professional fees	401	507	415	361	400
Other real estate owned expense (income), net	—	28	(8)	8	(1)
Other operating expenses	606	643	558	486	577
Total other expense	$3,570	$3,759	$3,378	$3,360	$3,425

Statement of Condition Highlights at December 31, 2016

Highlights as of December 31, 2016 included:

•	Balance sheet strength, with total assets amounting to $879.0 million at December 31, 2016, increasing $57.7 million, or 7.0 percent, compared to September 30, 2016.

•	The Company’s gross loans were $673.7 million at December 31, 2016, increasing $95.3 million, or 16.5 percent, from September 30, 2016.

•	Total investments were $103.3 million at December 31, 2016, a decrease of $3.7 million, or 3.4 percent, compared to September 30, 2016.

•	Deposits totaled $658.6 million at December 31, 2016, an increase of $56.6 million, or 9.4 percent, compared to September 30, 2016. Total demand, savings, money market, and certificates of deposit less than $100,000 increased $47.0 million, or 10.8 percent, from September 30, 2016.

•	Borrowings totaled $118.0 million at December 31, 2016 and at September 30, 2016.

Condensed Consolidated Statements of Condition

The following table presents condensed consolidated statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Cash and due from depository institutions	$1,598	$1,297	$1,331	$1,304	$16,334
Interest bearing deposits in depository institutions	61,683	95,465	77,052	56,739	40,036
Investment securities, available for sale, at fair value	65,108	66,387	80,555	100,895	116,767
Investment securities held to maturity	38,160	40,551	45,834	52,272	54,914
Restricted stock, at cost	5,416	5,424	5,548	5,553	4,762
Loans held for sale	—	—	304	—	—
Loans receivable, net of allowance for loan losses	668,427	574,160	553,971	515,094	461,491
Other real estate owned	—	—	700	700	1,168
Accrued interest receivable	2,899	2,558	2,714	2,622	2,722
Property and equipment, net	6,769	6,637	6,654	6,490	6,486
Deferred income taxes	8,449	8,827	1,598	2,202	2,874
Bank-owned life insurance	18,548	18,418	18,289	18,161	18,033
Other assets	1,945	1,548	1,755	1,954	1,561
Total assets	$879,002	$821,272	$796,305	$763,986	$727,148
Deposits	$658,623	$602,046	$579,043	$548,790	$534,701
Borrowings	118,000	118,000	123,000	123,000	103,000
Other liabilities	6,644	6,635	7,612	7,506	6,789
Shareholders' equity	95,735	94,591	86,650	84,690	82,658
Total liabilities and shareholders’ equity	$879,002	$821,272	$796,305	$763,986	$727,148

The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits (unaudited)

(in thousands)
At quarter ended:	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Demand:
Non-interest bearing	$35,184	$34,547	$29,416	$30,720	$28,260
Interest-bearing	101,759	95,041	100,609	99,154	86,008
Savings	42,699	44,714	46,056	44,207	45,312
Money market	217,260	177,486	147,103	129,652	133,608
Time	261,721	250,258	255,859	245,057	241,513
Total deposits	$658,623	$602,046	$579,043	$548,790	$534,701

Loans

Total net loans were $668.4 million at December 31, 2016 compared to $574.2 million at September 30, 2016, for a net increase of $94.3 million. The allowance for loan losses amounted to $6.2 million and $5.4 million at December 31, 2016 and September 30, 2016, respectively. Average loans during the first quarter of fiscal 2017 totaled $612.4 million as compared to $420.6 million during the first quarter of fiscal 2016, representing a 45.6 percent increase.

At the end of the first quarter of fiscal 2017, the loan portfolio remained weighted toward commercial real estate and the core residential portfolio, with single-family residential real estate loans accounting for 30.5 percent of the loan portfolio. Construction and development loans amounted to 5.7 percent with commercial loans accounting for 56.6 percent, and consumer loans representing 7.2 percent of the loan portfolio at such date. Total gross loans increased $95.3 million, to $673.7 million at December 31, 2016 compared to $578.4 million at September 30, 2016. The increase in the loan portfolio at December 31, 2016 compared to September 30, 2016, primarily reflected an increase of $91.5 million in commercial loans and a $9.8 million increase in construction and development loans. These increases were partially offset by a $3.5 million decrease in residential mortgage loans and a $2.5 million reduction in consumer loans at December 31, 2016 as compared to September 30, 2016.

For the quarter ended December 31, 2016, the Company originated total new loan volume of $133.2 million, which was offset in part by participations, payoffs, prepayments and maturities totaling $37.9 million. The payoffs were primarily confined to the consumer and residential portfolios. “We continue to experience strong loan demand throughout our footprint, and to maintain pace with our core objectives,” said Mr. Weagley.

The following reflects the composition of the Company’s loan portfolio as of the dates indicated.

Loans (unaudited)

(in thousands)
At quarter ended:	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Residential mortgage	$205,668	$209,186	$210,621	$214,207	$211,302
Construction and Development:
Residential and commercial	28,296	18,579	14,050	10,796	6,007
Land	10,117	10,013	9,904	7,755	6,804
Total construction and development	38,413	28,592	23,954	18,551	12,811
Commercial:
Commercial real estate	307,821	231,439	211,516	173,160	142,981
Multi-family	19,805	19,515	20,102	20,548	10,549
Other	53,587	38,779	37,091	34,585	25,975
Total commercial	381,213	289,733	268,709	228,293	179,505
Consumer:
Home equity lines of credit	19,729	19,757	21,035	21,712	23,207
Second mortgages	26,971	29,204	31,752	33,987	35,533
Other	1,697	1,914	2,088	2,041	2,299
Total consumer	48,397	50,875	54,875	57,740	61,039
Total loans	673,691	578,386	558,159	518,791	464,657
Deferred loan costs, net	913	1,208	1,155	1,240	1,410
Allowance for loan losses	(6,177)	(5,434)	(5,343)	(4,937)	(4,576)
Loans Receivable, net	$668,427	$574,160	$553,971	$515,094	$461,491

At December 31, 2016 , the Company had $110.7 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Company's "Approved, Accepted but Unfunded" pipeline, which includes approximately $9.0 million in construction and $58.0 million in commercial real estate loans, $9.6 million in commercial term loans and lines of credit and $1.9 million in residential mortgage loans expected to fund over the next 90 days.

Asset Quality

Non-accrual loans were $1.8 million at December 31, 2016, as compared to $1.6 million at September 30, 2016 and $795,000 at December 31, 2015. Other real estate owned (“OREO”) was zero at December 31, 2016 and September 30, 2016, and $1.2 million at December 31, 2015, respectively. Total performing troubled debt restructured loans were $1.4 million at December 31, 2016, $2.0 million at September 30, 2016 and $1.6 million at December 31, 2015, respectively. The decrease in performing troubled debt restructured loans at December 31, 2016 compared to September 30, 2016 was primarily due to one commercial loan, with an outstanding balance of approximately $886,000, being sold during the first quarter of fiscal 2017, as well as a commercial loan with an outstanding balance of $386,000 being paid off. These decreases were offset by two residential mortgage loans with an aggregate outstanding balance of $655,000 being classified as a performing TDR during first quarter of fiscal 2017.

At December 31, 2016, non-performing assets totaled $2.0 million, or 0.22 percent of total assets, as compared with $2.3 million, or 0.28 percent, at September 30, 2016 and $2.0 million, or 0.27 percent, at December 31, 2015. The portfolio of non-accrual loans at December 31, 2016 was comprised of 13 residential real estate loans with an aggregate outstanding balance of approximately $1.4 million, one commercial real estate loan with an outstanding balance of $192,000 and seven consumer loans with an aggregate outstanding balance of approximately $254,000.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Non-accrual loans(1)	$1,833	$1,617	$1,037	$853	$795
Loans 90 days or more past due and still accruing	121	696	—	—	—
Total non-performing loans	1,954	2,313	1,037	853	795
Other real estate owned	—	—	700	700	1,168
Total non-performing assets	$1,954	$2,313	$1,737	$1,553	$1,963
Performing troubled debt restructured loans	$1,418	$2,039	$1,959	$1,577	$1,584

Non-performing assets / total assets	0.22%	0.28%	0.22%	0.20%	0.27%
Non-performing loans / total loans	0.29%	0.28%	0.19%	0.16%	0.17%
Net charge-offs (recoveries)	$(83)	$9	$66	$14	$91
Net charge-offs (recoveries) / average loans(2)	(0.04)%	0.01%	0.05%	0.01%	0.08%
Allowance for loan losses / total loans	0.92%	0.94%	0.96%	0.95%	0.98%
Allowance for loan losses / non-performing loans	316.1%	234.9%	515.2%	578.8%	575.60%

Total assets	$879,002	$821,272	$796,305	$763,986	$727,148
Total loans	673,691	578,386	558,159	518,791	464,657
Average loans	612,388	575,784	542,985	494,005	420,601
Allowance for loan losses	6,177	5,434	5,343	4,937	4,576

______________

(1)	13 loans totaling approximately $872,000 or 47.6% of the total non-accrual loan balance were making payments at December 31, 2016.
(2)	Annualized.

The allowance for loan losses at December 31, 2016 amounted to approximately $6.2 million, or 0.92 percent of total loans, compared to $5.4 million, or 0.94 percent of total loans, at September 30, 2016 and $4.6 million, or 0.98 percent of total loans, at December 31, 2015. The Company had a $660,000 provision for loan losses during the quarter ended December 31, 2016 compared to zero for the quarter ended December 31, 2015, respectively. Provision expense was higher during the quarter ended December 31, 2016 due to an increase in loan growth.

Capital

At December 31, 2016, our total shareholders' equity amounted to $95.7 million, or 10.89 percent of total assets, compared to $94.6 million at September 30, 2016. The Company’s book value per common share was $14.59 at December 31, 2016, compared to $14.42 at September 30, 2016.

At December 31, 2016, the Bank’s common equity tier 1 ratio was 12.63 percent, tier 1 leverage ratio was 10.59 percent, tier 1 risk-based capital ratio was 12.63 percent and the total risk-based capital ratio was 13.53 percent. At September 30, 2016, the Bank’s common equity tier 1 ratio was 14.24 percent, tier 1 leverage ratio was 10.79 percent, tier 1 risk-based capital ratio was 14.24 percent and the total risk-based capital ratio was 15.16 percent. At December 31, 2016, the Bank was in compliance with all applicable regulatory capital requirements.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s other income is presented in the table below including and excluding net investment securities gains. The Company’s management believes that many investors desire to evaluate other income without regard to such gains.

(in thousands)
For the quarter ended:	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Other income	$453	$615	$659	$501	$558
Less: Net investment securities gains	—	144	229	61	131
Other income, excluding net investment securities gains	$453	$471	$430	$440	$427

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Other expense	$3,570	$3,759	$3,378	$3,360	$3,425
Less: non-core items(1)	29	—	—	44	67
Other expense, excluding non-core items	$3,541	$3,759	$3,378	$3,316	$3,358

Net interest income (tax equivalent basis)	$5,292	$5,083	$4,847	$4,566	$4,281
Other income, excluding net investment securities gains	453	471	430	440	427
Total	$5,745	$5,554	$5,277	$5,006	$4,708

Efficiency ratio	61.6%	67.7%	64.0%	66.2%	71.3%

(1)	Included in non-core items are costs which include expenses related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, severance costs, and external payroll development costs related to such restructuring initiatives. The Company believes these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results.

The Company’s efficiency ratio, calculated on a GAAP basis without excluding net investment securities gains and without deducting non-core items from other expense, follows:

For the quarter ended:	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Efficiency ratio on a GAAP basis	62.7%	66.7%	62.1%	67.2%	70.4%

Net interest margin, which is non-interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item. The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the federal statutory rate of 34% for each period presented. Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented.

(dollars in thousands)
For the quarter ended:	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Net interest income (GAAP)	$5,239	$5,021	$4,780	$4,500	$4,211
Tax-equivalent adjustment(1)	53	62	67	66	70
TE net interest income	$5,292	$5,083	$4,847	$4,566	$4,281

Net interest income margin (GAAP)	2.61%	2.62%	2.52%	2.61%	2.67%
Tax-equivalent effect	0.03	0.03	0.04	0.04	0.05
Net interest margin (TE)	2.64%	2.65%	2.56%	2.65%	2.72%

(1) Reflects tax-equivalent adjustment for tax exempt loans and investments.

The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Investment securities	$104,645	$115,366	$141,292	$164,789	$179,979
Loans	612,388	575,784	542,985	494,005	420,601
Allowance for loan losses	(5,650)	(5,424)	(5,132)	(4,602)	(4,662)
All other assets	124,062	107,655	107,044	94,581	85,450
Total assets	$835,445	$793,381	$786,189	$748,773	$681,368
Non-interest bearing deposits	$33,330	$33,242	$34,360	$29,592	$28,604
Interest-bearing deposits	581,838	543,985	535,457	514,402	460,999
Borrowings	118,245	122,319	123,434	113,000	102,998
Other liabilities	6,872	5,601	7,172	7,847	6,688
Shareholders’ equity	95,160	88,234	85,766	83,932	82,079
Total liabilities and shareholders’ equity	$835,445	$793,381	$786,189	$748,773	$681,368

About Malvern Bancorp

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia and through its other eight banking locations in Chester and Delaware counties, Pennsylvania and Morristown, N.J., its New Jersey regional headquarters. Its primary market niche is providing personalized service to its client base.  The Bank recently announced a new banking office in Quakertown, Pa., its first office in Bucks County, which is scheduled to open in the first calendar quarter of 2017.

The Bank, through its Private Banking division and strategic partnership with Bell Rock Capital in Rehoboth Beach, Del., provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, 401(K) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. The bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernfederal.com. For information regarding Malvern Federal Savings Bank, please visit our web site at http://www.malvernfederal.com.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	December 31, 2016	September 30, 2016
(unaudited)
ASSETS
Cash and due from depository institutions	$1,598	$1,297
Interest bearing deposits in depository institutions	61,683	95,465
Total cash and cash equivalents	63,281	96,762
Investment securities available for sale, at fair value	65,108	66,387
Investment securities held to maturity (fair value of $37,426 and $40,817)	38,160	40,551
Restricted stock, at cost	5,416	5,424
Loans receivable, net of allowance for loan losses	668,427	574,160
Accrued interest receivable	2,899	2,558
Property and equipment, net	6,769	6,637
Deferred income taxes, net	8,449	8,827
Bank-owned life insurance	18,548	18,418
Other assets	1,945	1,548
Total assets	$879,002	$821,272
LIABILITIES
Deposits:
Non-interest bearing	$35,184	$34,547
Interest-bearing	623,439	567,499
Total deposits	658,623	602,046
FHLB Advances	118,000	118,000
Advances from borrowers for taxes and insurance	2,534	1,659
Accrued interest payable	448	427
Other liabilities	3,662	4,549
Total liabilities	783,267	726,681
SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, authorized 40,000,000 shares authorized, issued and outstanding: 6,560,162 shares at December 31, 2016 and 6,560,403 shares at September 30, 2016	66	66
Additional paid in capital	60,495	60,461
Retained earnings	36,926	35,756
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,592)	(1,629)
Accumulated other comprehensive loss	(160)	(63)
Total shareholders’ equity	95,735	94,591
Total liabilities and shareholders’ equity	$879,002	$821,272

MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,
(in thousands, except for share and per share data)	2016	2015
(unaudited)
Interest and Dividend Income
Loans, including fees	$6,313	$4,545
Investment securities, taxable	472	875
Investment securities, tax-exempt	163	195
Dividends, restricted stock	64	54
Interest-bearing cash accounts	93	18
Total Interest and Dividend Income	7,105	5,687
Interest Expense
Deposits	1,324	964
Borrowings	542	512
Total Interest Expense	1,866	1,476
Net interest income	5,239	4,211
Provision for Loan Losses	660	—
Net Interest Income after Provision for Loan Losses	4,579	4,211
Other Income
Service charges and other fees	223	211
Rental income-other	55	50
Net gains on sales of investments, net	—	131
Net gains on sale of loans, net	45	34
Earnings on bank-owned life insurance	130	132
Total Other Income	453	558
Other Expense
Salaries and employee benefits	1,712	1,499
Occupancy expense	494	423
Federal deposit insurance premium	4	200
Advertising	51	30
Data processing	302	297
Professional fees	401	400
Other real estate owned expense (income), net	—	(1)
Other operating expenses	606	577
Total Other Expense	3,570	3,425
Income before income tax expense	1,462	1,344
Income tax expense	292	—
Net Income	$1,170	$1,344

Earnings per common share
Basic	$0.18	$0.21
Diluted	$0.18	n/a
Weighted Average Common Shares Outstanding
Basic	6,418,583	6,402,332
Diluted	6,419,012	n/a

MALVERN BANCORP, INC AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	12/31/2016	9/30/2016	12/31/2015
(unaudited)
Statements of Operations Data

Interest income	$7,105	$6,817	$5,687
Interest expense	1,866	1,796	1,476
Net interest income	5,239	5,021	4,211
Provision for loan losses	660	100	—
Net interest income after provision for loan losses	4,579	4,921	4,211
Other income	453	615	558
Other expense	3,570	3,759	3,425
Income before income tax expense (benefit)	1,462	1,777	1,344
Income tax expense (benefit)	292	(5,966)	—
Net income	$1,170	$7,743	$1,344
Earnings (per Common Share)
Basic	$0.18	$1.21	$0.21
Diluted	$0.18	$1.21	n/a
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$65,108	$66,387	$116,767
Investment securities held to maturity (fair value of $37,426, $40,817 and $53,931)	38,160	40,551	54,914
Loans, net of allowance for loan losses	668,427	574,160	461,491
Total assets	879,002	821,272	727,148
Deposits	658,623	602,046	534,701
Borrowings	118,000	118,000	103,000
Shareholders' equity	95,735	94,591	82,658
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	6,418,583	6,415,049	6,402,332
Diluted	6,419,012	6,415,207	n/a
Operating Ratios
Return on average assets	0.56%	3.90%	0.79%
Return on average equity	4.92%	35.10%	6.55%
Average equity / average assets	11.39%	11.12%	12.05%
Book value per common share (period-end)	$14.59	$14.42	$12.60
Non-Financial Information (Period-End)
Common shareholders of record	457	459	482
Full-time equivalent staff	81	83	76